Exhibit 2.11

Warsaw, 16 August 2005

SHARE SALE AGREEMENT

entered into by and between

Carey Agri International Poland Sp. z o.o.,

and

Central European Distribution Corporation

and

Tadeusz Wałkuski

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SHARE SALE AGREEMENT

This share sale agreement (hereinafter the “Agreement”) was entered into by and between:

Carey Agri International Poland Sp. z o.o., with registered office at ul. Bokserska 66A, 02-690 Warszawa, Poland, KRS No. 0000051098, represented by William V. Carey, (hereinafter referred to as “Carey Agri”),

Central European Distribution Corporation, with registered office at 2 Bala Plaza, Suite 300, Bala Cynwyd PA 19004, USA,, represented by William V. Carey, (hereinafter referred to as “CEDC”),

hereinafter jointly referred to as the “Purchasers”,

and

Tadeusz Wałkuski, residing at ul. Por. łagody 8/4, 18-400 łomza, hereinafter referred to as the “Seller”.

(Documents certifying the Purchasers’ authorisation to enter into the Agreement are attached hereto as Appendix 1).

GENERAL PROVISIONS

A.	The Seller, as shareholder, holds in aggregate 120 (one hundred twenty) shares in “Imperial” Sp. z o.o., with registered office in Łomza, ul. Nowogrodzka 151A, zip code 18-400, entered in the register of entrepreneurs of the Polish Business Register maintained by the District Court in Białystok, 12th Commercial Department of the Polish Business Register, under number KRS 0000232064 (hereinafter referred to as the “Company”).

B.	The Seller agrees to sell, and the Purchasers agrees to purchase, 120 shares in the Company owned by Seller, representing 100% of the Company’s share capital, on the terms and conditions set forth herein.

1. DEFINITIONS

Unless the context requires otherwise, the following capitalised terms and expressions used herein shall have the following meaning:

“Parties”	- means the Seller and the Purchasers;

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“Shares”	- means the shares in the Company, i.e., unless the Agreement provides otherwise, 120 (one hundred twenty) shares in the Company, each of the nominal value of PLN 500.00 (five hundred).

“Price”	- means the total remuneration for the sold Shares in the Company, as set forth in Item 3.1 hereof, expressed in Polish zlotys and in CEDC Shares;

“CEDC Shares”	- means the shares in Central European Distribution Corporation, a corporation listed at NASDAQ in the United States of America, whose number and value have been set forth in Items 3.3 and 3.4 hereof;

“CEDC Share Certificates”	- means registered depositary certificates for CEDC Shares;

“Imperial Enterprise”	- means business enterprise run by Mr. Tadeusz Wałkuski as part of his business activity; and

“Transaction Date”	- means the date on which this Share Sale Agreement is signed.

2. SALE AND PURCHASE

2.1	The Seller hereby sells the Shares to the Purchasers, and the Purchasers hereby purchase the Shares from the Seller as follows:

2.1.1	Carey Agri hereby purchases 95 (ninety-five) Shares; and

2.1.2	CEDC hereby purchases 25 (twenty-five) Shares.

2.2	The Shares sold to the Purchasers shall be sold with any and all underlying rights, free and clear of any pledges, encumbrances, liabilities or rights of third parties.

3. PRICE FOR THE SHARES

3.1	The total price for all Shares shall amount to PLN 7,092,924.76. (seven million ninety-two thousand nine hundred twenty-four and 76/100). The Price for the Shares shall be paid in accordance with the principles set forth herein as illustrated in the Table below:

Payer – form of payment	Total
Number of Shares	120
Carey Agri - cash	5,592,924.76 PLN

CEDC - shares	1,500,000.00 PLN

Total	7,092,924.76 PLN

3.2	Carey Agri shall pay for the purchased Shares referred to in Item 2.1.1 the amount of PLN 5,592,924,76 (five million five hundred ninety-two thousand nine

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hundred twenty-four and 76/100). This amount shall be transferred within one business day of the Transaction Date, to the following bank account of the Seller in: BPH bank, Łomza, Account No.: 4410 6000 7600 0040 1340 0129 08

3.3	Carey Agri undertakes to provide the Seller, within 2 days of the Transaction Date, with a copy of “transfer confirmation” certified by the bank, which shall be the evidence of making the payment for the Shares referred to in Item 2.1.1.

3.4	The payment for the Shares purchased by CEDC, in the amount of PLN 1,500,000 (one million five hundred thousand), shall be made in the form of 12 480 CEDC Shares whose number has been calculated according to the following principles:

3.4.1	The number of CEDC Shares to be transferred to the Seller has been calculated on the basis of the average closing rate per CEDC Share from 60 days preceding the Transaction Date (i.e., USD 37.15), translated into PLN according to the average exchange rate of USD against PLN published by the National Bank of Poland on the day directly preceding the Transaction Date - 12 August 2005 i.e.,. PLN 3.2353). The above calculation gave the number of 12,480 (twelve thousand four hundred eighty) CEDC Shares.

3.4.2	Within 30 days of the Transaction Date, 12,480 CEDC Shares shall be issued, and CEDC Share Certificates representing the shares shall be released to the Seller.

3.5	CEDC Share Certificates issued for the Seller’s name shall bear a clause on a 12-month prohibition of disposal.

4. TRANSACTION DATE

On the date of signature of the Agreement, i.e., the Transaction Date, the Parties shall undertake the following steps:

4.1	The Extraordinary Shareholders’ Meeting of the Company shall appoint a new Management Board composed of:

4.1.1	Tadeusz Wałkuski – President of the Management Board

4.1.2	Wanda Wałkuska - Vice President of the Management Board

4.1.3	Evangelos Evangelou – Member of the Management Board

4.1.4	William V. Carey – Member of the Management Board

4.1.5	Christopher Franz Biedermann - Member of the Management Board.

4.2	The Purchasers shall enter into employment contracts with Mr. Tadeusz Wałkuski (in the form attached as Appendix 2) and Mrs. Wanda Wałkuska (in the form attached as Appendix 3).

4.3	The Seller shall provide the Purchasers with:

4.3.1	consent of his spouse to the sale of Shares to the Purchasers, with signature certified by a notary (hereinafter the “Consent of Spouse”). The Consent of Spouse has been attached as Appendix 4;

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4.3.2	certificates issued by a competent Tax Office and Social Security Office (ZUS) according to which the Company is not in arrears with payment of any taxes or social security premiums. The above certificates have been attached as Appendix 5 hereto;

4.4	Having completed all the steps specified in Items 4.1.- 4.3, Carey Agri shall pay the Seller, by wire transfer, the cash portion of the Price referred to in Item 3.2. The above transfer shall be made in accordance with Items 3.1 and 3.2, to the respective bank account of the Seller.

5. STEPS TO BE TAKEN AFTER THE TRANSACTION DATE AND OTHER OBLIGATIONS

5.1	Within 30 days of the Transaction Date, CEDC shall provide the Seller with CEDC Share Certificates, in accordance with Item 3.4.2.

5.2	The Seller shall not use or engage in any business activity carried out under the name including the word “Imperial”. The necessary changes shall be introduced to the name of Imperial Enterprise by 31 December 2005, at the latest, subject that the Seller may use the name of Imperial Enterprise for the needs of court, enforcement, administrative and other proceedings initiated and not completed before the Transaction Date, as well as proceedings initiated after that date but connected with receivables and liabilities which arose before that date as a result of the Seller’s running Imperial Enterprise.

5.3	The Seller shall execute with the Company a lease agreement for the storage and office, which belong to Imperial Enterprise. The rent shall amount to PLN 10,000 net monthly, for the next 3 years. The text of the lease agreement constitutes Appendix 10.

5.4	The Seller shall not conduct any activity related to wholesale trade in alcohol beverages.

6. REPRESENTATIONS AND WARRANTIES OF THE SELLER

6.1	The Seller hereby represents and warrants to the Purchasers that any of the representations and warranties below is true, complete, accurate and fair:

6.1.1	The Company has been incorporated and validly operates under the laws of Poland. The current uniform text of the Company’s Articles of Association has been attached as Appendix 6.

6.1.2	The Company’s share capital amounts to PLN 60,000.00 (sixty thousand) and is divided into 120 (one hundred twenty) shares of the nominal value of PLN 500.00 (five hundred) each. Each Share gives the right to one vote at the Company’s Shareholders’ Meeting. A copy of the current share ledger signed by the Management Board has been attached as Appendix 7 hereto. The Shares have been duly issued and subscribed for by the Seller. The Shares have been paid up in full and are free and clear of any pledges, encumbrances, liabilities or rights of third parties;

6.1.3	On 14 August 2005, Imperial Enterprise entered into agreements on termination of employment contracts with its 53 employees. Based on these agreements, the employment contracts were terminated as of 14 August 2005;

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6.1.4	On 15 August 2005, the Company executed employment contracts with these employees, on the same terms and conditions as those in employment contracts referred to above, setting the work commencement date at 15 August 2005;

6.1.5	The employer has no outstanding obligations towards the employees referred to above, and in particular, the employees do not have any outstanding vacation leaves and have used proportional parts of their leaves for which they were eligible for seven months of 2005;

6.1.6	The Shares were not and are not co-owned. The Seller does not have and shall not have in future any claims against the Company in connection with the Shares or other assets of the Company, and has fulfilled any and all existing obligations towards the Company in connection with the Shares;

6.1.7	The Seller has been using the “IMPERIAL” verbal and graphic mark in the business activity of Imperial Enterprise;

6.1.8	On 16 August 2005, the Company purchased from Imperial Enterprise fixed assets and equipment listed in Appendix 8 hereto, for the net price of PLN 407,075.24 (four hundred seven thousand seventy-five and 24/100). The payment date was set at six months of the date on which the invoice is issued;

6.1.9	On 16 August 2005, the Company purchased from Imperial Enterprise its fully valuable inventory listed in Appendix 9 for PLN 1,297,837. The payment date for the purchased goods shall be as follows:

•	1/3 of the transaction value shall be paid by the Company within 30 days of the invoice date;

•	1/3 of the transaction value shall be paid by the Company within 60 days of the invoice date; and

•	1/3 of the transaction value shall be paid by the Company within 90 days of the invoice date;

6.1.10	The Company’s Shareholders’ Meeting has consented to the sale of the Shares;

6.1.11	The sale of the Shares to the Purchasers shall not constitute basis for any third party to terminate or amend any contracts to which the Company is a party. As at the date of signature hereof, the Seller is not aware of any intention of the Company’s suppliers or clients to cease co-operation with the Company;

6.1.12	The Seller is duly authorised to enter into the Agreement and to execute the transaction contemplated hereby. The performance of this Agreement and the obligations set forth herein has been duly procured by the Seller and shall not constitute a breach of any provisions of law, any agreement to which the Seller is a party or which concerns the Seller’s assets, or any court decision or approval of any governmental agency;

6.1.13	This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms;

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6.1.14	All resolutions of shareholders of the Company have been adopted in accordance with all formal requirements and are legally binding;

6.1.15	The Company does not have any liabilities towards its shareholders;

6.1.16	The Company has duly filed all tax and social security contribution returns, including but not limited to those relating to income taxes and tax on goods and services (VAT), excise duty, taxes on remuneration, and social security contributions, and paid any and all amounts which were or are due before or upon the signature hereof. There are no outstanding taxes or social security contributions to be paid by the Company or its shareholders;

6.1.17	No tax or treasury inspections have been carried out at the Company. The Company timely pays its tax liabilities;

6.1.18	The Company is not a party in any proceedings, including civil law proceedings, no proceedings or investigations are pending or expected by the Company (including court, enforcement, arbitration, injunction, tax, administrative, bankruptcy or arrangement proceedings or other investigations in which the Company participates);

6.1.19	The Company has not executed any loan, surety or guarantee agreement;

6.1.20	The Company has not issued any promissory notes;

6.1.21	The Company has not executed any agreements on collateral transfer of ownership or any agreements on establishment of a pledge, including registered pledge;

6.1.22	The Company is not a party to any agreement on co-operation of distributors of alcoholic beverages;

6.1.23	The Company is not a party to any leasing agreement;

6.1.24	No proceedings have been instituted, aimed at satisfying any creditor in connection with any asset of the Company covered by security. The Company holds full rights to its assets and property;

6.1.25	Agreements entered into by the Company are enforceable and legally binding. The text of the lease agreement of real property (currently in force) has been attached as Appendix 10 hereto;

6.1.26	No petition in bankruptcy has been filed against the Company and no arrangement proceedings or proceedings for compulsory management under Article 1064.1 et seq. of the Code of Civil Procedure have been instituted, and no receiver referred to in Article 27 of the Law on Registered Pledge has been appointed for the operations of the Company;

6.1.27	The Company was granted the following permits for sale of alcoholic beverages (which continue to be in force):

a) Permit for wholesale of alcoholic beverages up to 4.5% alcohol volume, and beer (number: 54/P/05 dated 11 May 2005)

b) Permit for wholesale of alcoholic beverages from 4.5% to 18% alcohol volume, excluding beer (number 54/W/05 dated 11 May 2005)

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c) Permit for wholesale of alcoholic beverages over 18% alcohol volume (number 69/S/05 dated 11 May 2005)

6.1.28	The Company is not in default of any payments to its employees, there are no grounds for any claims of employees connected with remuneration, vacation leaves, additional benefits, accidents at work or redundancies, related to the period ending on the Transaction Date;

6.1.29	No proceedings are pending in connection with the existing or former shareholders of the Company or members of its Management Board;

6.1.30	The Company is not an owner (co-owner) or perpetual usufructuary (co-usufructuary) of any real property;

6.1.31	The Company is not a party in any transactions with entities affiliated with the existing shareholders and has not entered into any agreements on provision of services with affiliated entities – members of family, relatives or next of kin;

6.1.32	The Company’s property has not been not rented, leased or let for use to the Seller or third parties;

6.1.33	Since the registration day until 16 August the Company did not conduct any business; and

6.1.34	The Company is not a shareholder, general partner or limited partner of any civil law partnership or a commercial company;

6.2	The Seller represents that he has disclosed to the Purchasers any and all information concerning all aspects of the Company’s functioning, that is or may be reasonably deemed necessary for proper evaluation of the Company’s operations, its assets and liabilities, its equity, financial standing and sales.

6.3	The Seller is aware that the Purchasers enter into this Agreement based on the assumption that the above representations and warranties are complete, fair, accurate and fully true.

6.4	The Seller undertakes to indemnify and hold the Purchasers or the Company harmless or to redress damage suffered by the Purchasers or the Company due to violation of the provisions hereof by the Seller (including but not limited to incorrectness or inaccuracy of representations and warranties referred to in Item 6.1. hereof). In particular, the Seller shall indemnify and hold the Purchasers harmless in connection with any tax liabilities of the Company or other public charges or claims of third parties (including the employees of Imperial Enterprise) concerning the Company’s operations before the date of execution of the Agreement.

7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Seller that any of the representations and warranties below is true, complete, accurate and fair:

7.1	CEDC has been duly organised and validly exists under the laws of the State of Delaware and has the right to execute the transaction contemplated hereby;

7.2	Carey Agri has been duly organised and validly exists under the laws of Poland and has the right to execute the transaction contemplated hereby.

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7.3	The performance of this Agreement and of the obligations set forth herein have been duly authorised by the Purchasers and shall not result in violation of any law, or any contract to which the Purchasers are parties, or any judgment of any court, or any permit or approval of any governmental agency.

7.4	This Agreement constitutes a valid and legally binding obligation of the Purchasers, enforceable in accordance with its terms.

7.5	All resolutions of the Buyers’ shareholders were adopted properly and are legalny binding.

8. COVENANTS

8.1	Each Party shall keep confidential all information contained in this Agreement. The above undertaking shall not apply to any information which is currently in public domain or the disclosure of which is required by mandatory provisions of law or is necessary for proper performance of this Agreement.

8.2	The Sellers shall immediately procure that the Articles of Association of the Company be amended in such way that the Company shall be represented by the President acting solely or three other Members of the Management Board acting jointly.

8.3	Within a week of the Transaction Date the Seller shall waive, for the benefit of the Company, the rights to „Imperial” verbal and graphic mark.

9. NOTICES

9.1	All notices, statements and communications required or permitted under this Agreement shall be effectively given if personally delivered or sent by registered mail (return receipt requested) to the following addresses:

To the Purchasers:

Carey Agri International Poland Sp. z o.o. and Central European Distribution Corporation

ul. Bokserska 66A,

02-690 Warszawa, Poland,

Fax: 22 455 18 10

Attention of William V. Carey.

To the Seller:

Mr. Tadeusz Wałkuski

ul. Por. Łagody 8/4

18-400 Łomza

Fax: 0 86 216 62 95

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9.2	The Parties undertake to promptly notify one another of the change in the address for correspondence. In the event of failure to notify the other party of the change in the address, all correspondence sent to the addresses indicated above shall be deemed delivered to the appropriate address.

10. FINAL PROVISIONS

10.1	Any legal, financial and consulting expenses of the Seller incurred in relation to this Agreement shall be borne solely by the Seller. The Purchasers shall be responsible for their own costs and expenses.

10.2	The cost of tax on civil law transactions (1% of the Price) shall be borne jointly by the Seller and the Purchasers in equal parts.

10.3	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Poland.

10.4	Any and all disputes arising in connection with this Agreement shall be settled by the Common Court competent for the registered office of Carey Agri.

10.5	The titles of Articles have been introduced for ease of reference only and shall not affect the interpretation of the Agreement.

10.6	Any amendments hereto or any notices or statements required hereunder shall be made in writing with signatures certified by a notary, otherwise they shall be null and void.

10.7	Subject to Article 58 § 3 of the Civil Code, should any part or provision hereof be deemed by court or other authority invalid or unenforceable in full or in part, the Parties shall immediately agree, in good faith, upon a substitution provision which shall be valid and enforceable and which shall reflect original intentions of the Parties.

10.8	This Agreement has been executed in three counterparts in Polish and three counterparts in English, one counterpart of each language version for the Seller and for each of the Purchasers. The Polish language version shall be prevailing for the interpretation of the Agreement.

Appendices to the Agreement:

1.	Purchasers’ authorisation to enter into the Agreement

2.	Employment contract with Mr. Tadeusz Wałkuski

3.	Employment contract with Mrs. Wanda Wałkuska

4.	Consent of Spouse

5.	Certificates from Social Security Office and Tax Office

6.	Uniform text of the Company’s Articles of Association

7.	Share ledger

8.	List of fixed assets and equipment purchased by the Company

9.	List of inventory purchased by the Company

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10.	Text of the lease agreement

Seller:

Signed by:

/s/ Tadeusz Wałkuski Tadeusz Wałkuski

Purchaser:
Signed by: /s/ William V. Carey
William V. Carey

(notarial certification of signatures)